Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler
Investor Relations
Tele: 714-573-1121
Email: investor_relations@mflex.com

M-FLEX NOW EXPECTS TO REFILE REGISTRATION STATEMENT

FOR MFS TECHNOLOGY OFFER IN LATE JUNE

AFTER WBL CORPORATION’S SHAREHOLDER VOTE

Anaheim, CA, June 1, 2007 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it now expects to file its amended Registration Statement on Form S-4 (the “S-4”) regarding the offer (the “Offer”) for all of the outstanding ordinary shares of MFS Technology Ltd (“MFS”) with the U.S. Securities and Exchange Commission in late June, after WBL Corporation Limited (“WBL”) holds its shareholder vote determining whether it will vote its M-Flex shares to approve the Offer and tender its ordinary shares of MFS for stock consideration in the Offer. Approval of the shareholders of WBL is a pre-condition under Singapore laws, rules and regulations to M-Flex making the Offer. M-Flex believes such approval is highly relevant to M-Flex’s stockholders.

M-Flex noted in its Amendment No. 4 to the S-4 that at that time, M-Flex believed the WBL shareholder vote was scheduled to occur in late May 2007. M-Flex now believes that the WBL shareholder vote will take place in late June 2007. In March 2007, M-Flex announced that the independent special committee of its board of directors had agreed, at the direction of the Singapore Securities Industry Council, to extend the deadline for the fulfillment of the pre-conditions to the Offer from March 31, 2007, to June 30, 2007, including the pre-condition that WBL’s shareholders approve its acceptance of the Offer.

M-Flex’s special committee has withdrawn its recommendation for the Offer and continues to strongly recommend that M-Flex’s stockholders vote against the Offer.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, personal digital assistants, mobile power adapters, medical devices, computer/data storage, and portable bar code scanners. M-Flex’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, any statement which is preceded by the words “assume,” “believe,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “anticipate,” or similar words. Actual events or results may differ materially from those stated or implied by the company’s forward-looking statements as a result of a variety of factors. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It

M-Flex has not yet commenced any offer for the shares of MFS. The Offer, if made, will be made only pursuant to the Offer Document/Prospectus included in the S-4 that was filed with the SEC on June 27, 2006, as amended from time to time, which also contains a proxy statement with respect to the special stockholders meeting to be held by M-Flex. Information contained in this news release is not a substitute for the information contained in the S-4 or any other relevant document that M-Flex may file with the SEC. Stockholders and investors are urged to read the S-4 and any other relevant document filed with the SEC when they become available, and before making any voting or investment decision, because such documents will contain important information, including detailed risk factors about M-Flex, MFS and the proposed transaction. These documents are or will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request for such a filing to M-Flex at 3140 East Coronado Street, Anaheim, California, 92806, Attention: Investor Relations, or by telephone at (714) 573-1121, or by email to investor_relations@mflex.com, or through M-Flex’s website (www.mflex.com) as soon as reasonably practicable after such material is filed with or furnished to the SEC. This information also will be available on the website of the Singapore Securities Exchange Trading Limited at www.sgx.com.

M-Flex, MFS and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from M-Flex stockholders in connection with the proposed transaction. Information about the directors and executive officers of M-Flex and their ownership of M-Flex stock is set forth in the S-4 and in the proxy statement for M-Flex’s 2007 Annual Meeting of Stockholders. Information about the directors and executive officers of MFS and their ownership of MFS shares is set forth in the annual report of MFS. Investors may obtain additional information regarding the interests of such participants by reading the S-4.

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